                             SUMMARY ADVERTISEMENT


         This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated October 21, 1997, and the related Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdictions.


                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE STOCK PURCHASE RIGHTS ASSOCIATED THEREWITH)
                                       OF
                               THOMPSON PBE, INC.
                                       AT
                              $8.00 NET PER SHARE
                                       BY
                          FMST ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                               FINISHMASTER, INC.

         FMST Acquisition Corporation, a Delaware corporation ("Purchaser") and wholly owned subsidiary of FinishMaster, Inc., an Indiana corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $.001 per share, of Thompson PBE, Inc., a Delaware corporation (the "Company"), including the stock purchase rights associated therewith pursuant to the Rights Agreement, dated May 6, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C. (collectively the "Shares"), at $8.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 21, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the "Offer").


                  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
                   AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
                  TUESDAY, NOVEMBER 18, 1997, UNLESS EXTENDED.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE OFFER TO PURCHASE) THAT NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION").

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 14, 1997 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, Purchaser will make the Offer and that following the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with relevant provisions of the Delaware General Corporation Law ("DGCL"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly owned subsidiary of the Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by (i) Parent or Purchaser or by any wholly owned subsidiary of Parent or Purchaser or in the treasury of the Company or by any wholly owned subsidiary of the Company or (ii) stockholders, if any, who are entitled to and who properly exercise appraisal rights in accordance with Section 262 of the
DGCL) will be converted into the right to receive cash without interest in an amount equal to the price per Share paid in the Offer.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO THE STOCKHOLDERS OF THE COMPANY AND ARE IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE STOCKHOLDERS OF THE COMPANY.

         The Offer is subject to certain conditions set forth in the Offer to Purchase, including satisfaction of the Minimum Condition and the expiration or termination of the waiting period applicable to Purchaser's acquisition of Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Subject to the terms of the Merger Agreement, if any such condition is not satisfied, Purchaser may terminate the Offer and return all tendered Shares to tendering stockholders; extend the Offer and, subject to withdrawal rights as set forth in the Offer to Purchase, retain all such Shares until the expiration of the Offer as so extended; or delay acceptance for payment of or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer and subject to the right of Purchaser to extend the Offer as set forth in the Offer to Purchase. Purchaser may unilaterally waive any of the conditions (except the Minimum Condition) to the Offer in whole or in part at any time in its sole discretion.

         Purchaser reserves the right, at any time or from time to time in accordance with the terms of the Merger Agreement, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to First Chicago Trust Company of New York (the "Depositary"). Any such extension will be followed as promptly as practicable by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled





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
date on which the Offer was to expire. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

         For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

         Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after December 19, 1997 unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written, telegraphic, or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures for tendering Shares described in the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

         The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has agreed to provide Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of the Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. Except for the Dealer Manager and the Information Agent, Purchaser will not pay any fees or commissions to any broker or dealer or any other person in connection with the solicitation of tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                               [MORROW & CO., INC. LOGO]
                                909 Third Avenue
                                   20th Floor
                            New York, New York 10022
                                 (212) 754-8000
                            Toll Free (800) 556-9061

                    Banks and Brokerage Firms, please call:
                                 (800) 662-5200

                      The Dealer Manager for the Offer is:

                               SMITH BARNEY INC.
                              388 Greenwich Street
                            New York, New York 10013
                                 (212) 816-7401



October 21, 1997






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